Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FOURTH-QUARTER 2012 RESULTS

•	Strong Cash Flow Drives Debt Reduction in 2012
•	Continued Operating Improvements in the Fourth Quarter
•	Reaffirms 2013 Guidance of $0.75 - $0.95 per share

WARREN, Ohio – March 1, 2013 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the fourth quarter ended December 31, 2012.

Fourth-quarter 2012 net sales were $222.7 million, an increase of $36.7 million, or 19.7%, compared with $186.0 million for the fourth quarter of 2011. The increase in the current quarter’s net sales was primarily due to the consolidation of the operating results of PST, the Brazilian subsidiary of which the Company acquired controlling interest on December 29, 2011. Excluding PST in the fourth quarter of 2012, net sales were $178.3 million, a decrease of $7.8 million, or 4.2%, from the same period a year ago, primarily as a result of lower sales in the Company’s Wiring business segment, including lower sales to a large North American commercial vehicle customer, and lower sales to European commercial vehicle customers in the Company’s Electronics business segment.

Net income for the fourth quarter of 2012 was $2.6 million, or $0.10 per diluted share, compared with net income of $38.6 million, or $1.56 per diluted share, in the fourth quarter of 2011. The decrease in net income was primarily due to a $65.4 million pretax gain ($42.5 million after-tax gain) or $1.72 per share recognized in conjunction with Stoneridge’s purchase of additional ownership in its Brazil-based PST joint venture on December 29, 2011.

For the year ended December 31, 2012, the Company reported net sales of $938.5 million, a 22.6% increase from $765.4 million for the same period in 2011. The increase in the current year’s net sales was primarily due to the consolidation of the operating results of PST. Excluding the net sales of PST in 2012, net sales were $758.1 million, a decrease of $7.3 million, or 1.0%, from a year ago, primarily as a result of lower sales in the Company’s Wiring business segment and lower sales to European commercial vehicle customers in the Company’s Electronics business segment.

Net income for the year was $5.4 million, or $0.20 per diluted share, down from $49.4 million, or $2.00 per diluted share, for the prior year which included the $1.72 per share gain recognized in conjunction with the PST purchase.

“As we announced in our press release of February 7, we finished 2012 with strong cash flow and we have exceeded our debt reduction targets. We finished the year generating approximately $49.1 million in free cash flow (net cash provided by operating activities less capital expenditures),” said John C. Corey, President and Chief Executive Officer.

As of December 31, 2012, Stoneridge’s consolidated cash position was $44.6 million, a decrease of $34.2 million from December 31, 2011. The change in the cash balance was partially the result of the $19.8 million in cash used to fund the final portion of the PST transaction, which was completed on January 5, 2012. The Company also reduced its debt by $65.7 million during 2012. Stoneridge repaid $38.0 million of borrowing on its asset-based lending facility, and the remaining $27.7 million was primarily due to PST’s repayment of indebtedness.

“While our cost-reduction and other initiatives continued to drive gross margin and operating margin improvements in the fourth quarter compared with the second and third quarters of 2012, our earnings performance in the fourth quarter was below our expectations and due primarily to a slower recovery in the Brazilian market than anticipated and lower than expected sales in our European operations as European OEMs extended their holiday shutdown,” Corey noted. “We have adjusted our cost structures to reflect the market weakness and expect to see continued financial improvement in 2013 and reaffirm our full 2013 guidance as published on February 7, 2013,” Corey added.

Wiring as a Separate Reporting Segment

In the fourth quarter of 2012, Stoneridge changed its reportable segments in accordance with accounting guidelines, which will provide better visibility to Stoneridge’s four operating segments: Control Devices, Electronics, PST and Wiring. The revised segment information constitutes a reclassification and has no impact on reported net income or earnings per share for any period. These changes do not restate information previously reported in the Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Shareholders' Equity or Consolidated Statements of Cash Flows for the Company for any period.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2012 fourth-quarter results can be accessed at 11 a.m. Eastern time on Friday, March 1, 2013, at www.stoneridge.com, which will also offer a webcast replay.

A Non-GAAP Financial Measure

This press release includes the financial measure free cash flow. This measure is defined as a non-GAAP financial measure by the Securities and Exchange Commission and may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. The Company believes that free cash flow is helpful when presented in conjunction with the net cash provided by operating activities, which was $75.5 million for 2012. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Reconciliation for 2012: Net cash provided by operating activities of $75.5 million less capital expenditures of $26.4 million equals free cash flow of $49.1 million. Free cash flow is considered a liquidity measure and provides useful information to management and investors about the amount of cash generated after the capital expenditures. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive or agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		For the years ended
	December 31,		December 31,
(in thousands, except per share data)	2012	2011	2012	2011

Net sales	$222,725	$186,048	$938,513	$765,373

Costs and expenses:
Cost of goods sold	168,116	153,730	713,869	618,596
Selling, general and administrative	45,961	34,957	195,915	128,306
Goodwill impairment charge	-	4,945	-	4,945

Operating income (loss)	8,648	(7,584)	28,729	13,526

Interest expense, net	4,638	4,432	20,033	17,234
Equity in earnings of investees	(317)	(4,957)	(760)	(10,034)
Gain on previously held equity interest	-	(65,372)	-	(65,372)
Other expense, net	1,521	220	4,896	56

Income before income taxes	2,806	58,093	4,560	71,642

Provision for income taxes	95	22,727	812	26,105

Net income	2,711	35,366	3,748	45,537

Net income (loss) attributable to noncontrolling interest	90	(3,209)	(1,613)	(3,820)

Net income attributable to Stoneridge, Inc.	$2,621	$38,575	$5,361	$49,357

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.10	$1.58	$0.20	$2.04
Diluted	$0.10	$1.56	$0.20	$2.00

Weighted average shares outstanding:
Basic	26,435	24,380	26,377	24,181
Diluted	27,177	24,760	27,032	24,645

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

As of December 31 (in thousands)	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$44,555	$78,731
Accounts receivable, less reserves of $3,394 and $1,485, respectively	141,503	162,354
Inventories, net	96,032	120,482
Prepaid expenses and other current assets	28,964	27,897
Total current assets	311,054	389,464

Long-term assets:
Property, plant and equipment, net	119,147	124,944
Other assets
Intangible assets, net	84,397	98,039
Goodwill	66,381	71,855
Investments and other long-term assets, net	11,712	11,193
Total long-term assets	281,637	306,031
Total assets	$592,691	$695,495

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$18,925	$44,246
Revolving credit facilities	1,160	39,181
Accounts payable	76,303	83,509
Accrued expenses and other current liabilities	57,081	90,994
Total current liabilities	153,469	257,930

Long-term liabilities:
Long-term debt, net	181,311	183,711
Deferred income taxes	59,819	67,721
Other long-term liabilities	4,258	5,494
Total long-term liabilities	245,388	256,926

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,433 and 27,097 shares and outstanding 27,913 and 26,222 shares at December 31, 2012 and 2011,
respectively, with no stated value	-	-
Additional paid-in capital	184,822	170,775
Common Shares held in treasury, 520 and 875 shares at December 31, 2012 and 2011,
respectively, at cost	(1,885)	(1,870)
Accumulated deficit	(22,902)	(28,263)
Accumulated other comprehensive loss	(10,282)	(9,615)
Total Stoneridge Inc. and subsidiaries shareholders’ equity	149,753	131,027
Noncontrolling interest	44,081	49,612
Total shareholders' equity	193,834	180,639
Total liabilities and shareholders' equity	$592,691	$695,495

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended		For the Years Ended
	December 31,		December 31,
Years ended December 31 (in thousands)	2012	2011	2012	2011

Net income	$2,711	$35,366	$3,748	$45,537
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1,175)	(2,505)	(10,502)	(5,971)
Pension liability adjustments	(27)	-	(27)	-
Unrealized gain on marketable securities	-	-	-	16
Unrealized gain (loss) on derivatives	398	5,391	9,862	(7,722)
Other comprehensive income (loss)	(804)	2,886	(667)	(13,677)
Consolidated comprehensive income	1,907	38,252	3,081	31,860
Comprehensive gain (loss) attributable to noncontrolling interest	90	(3,209)	(1,613)	(3,820)

Comprehensive income attributable to Stoneridge, Inc.	$1,817	$41,461	$4,694	$35,680

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Years ended December 31 (in thousands)	2012	2011

OPERATING ACTIVITIES:
Net cash provided by operating activities	$75,545	$921

INVESTING ACTIVITIES:
Capital expenditures	(26,352)	(26,290)
Proceeds from sale of fixed assets	521	3,863
Capital contribution from noncontrolling interest	-	397
Business acquisitions, net of cash acquired	(19,779)	(7,753)
Net cash used for investing activities	(45,610)	(29,783)

FINANCING ACTIVITIES:
Proceeds from issuance of other debt	22,146	1,408
Repayments of other debt	(48,327)	(968)
Revolving credit facility borrowings	21,579	38,993
Revolving credit facility payments	(59,600)	(554)
Other financing costs	-	(605)
Repurchase of shares to satisfy employee tax withholding	(1,273)	(752)
Net cash provided by (used for) financing activities	(65,475)	37,522

Effect of exchange rate changes on cash and cash equivalents	1,364	(1,903)

Net change in cash and cash equivalents	(34,176)	6,757

Cash and cash equivalents at beginning of period	78,731	71,974

Cash and cash equivalents at end of period	$44,555	$78,731

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$1,134	$4,095
Issuance of Common Shares for acquisition of additional PST interest	$10,197	$5,113